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EXHIBIT 2.4

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Doc. roll no.            709       Certified copy
                    ---------/
                     2002
dated April 29, 2002

Fendt
Schlattl, assignment
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                                   Assignment
                                       of
                                   shares of a
      Gesellschaft mit beschrankter Haftung [limited liability corporation]



Today, April twenty-ninth, two thousand,
                               - April 29, 2002, -
the following persons appeared before me,

                               DR. HEINZ KEILBACH,

notary practicing in Passau, at my offices at Grosse Klingergasse 2 a, 94032
Passau:


1. Ms. Alice SCHLATTL, maiden name Bannert, born on 8/27/1955, Osserstrasse 1, 94161 Ruderting, according to the information provided married and living under the separate property regime, known to me, the notary, personally,

2. Mr. Hans Joachim SKROBANEK, born on 11/7/1950, 12309 Berlin-Tempelhof, Wiesbadener Strasse 17 A, identified by means of presentation of an official photo ID, acting according to his statements on behalf of the firm of
         ADVANCED TECHNOLOGY INDUSTRIES, INC.,
         Berlin office,
         headquartered in Berlin
         (address: Taubenstrasse 20, 10117 Berlin), registered in the Commercial Register of the Berlin Municipal Court - Charlottenburg under HRB 82262, concerning which representative certification is made separately.




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         After the question of prior involvement was answered in the negative, I record the declarations of the persons appearing as follows at their request:


                              I. Statement of facts


Ms. Alice Schlattl
- hereinafter referred to as the "Seller"
- holds an equity interest in the corporation CETONI
Umwelttechnologie-Entwicklungs GmbH,
headquartered in Passau,
with a share of                                                   Euro 26,000.00
- twenty-six thousand Euros -
as a result of corporate formation and conversion to Euro with rounding and capital increase set forth in documents dated 8/26/1994 and today's date, doc. roll no. 2282/94 and /02.

The corporation's capital stock is Euro 26,000.00. It is 100% paid in.



                                    II. Sale


The Seller

                                      sells
his share described in section I in the amount of Euro 26,000.00 to
Advanced Technology Industries, Inc.,
Berlin office, headquartered in Berlin
- hereinafter referred to as the "Purchaser" -.

The right to receive profits shall pass to the Purchaser effective on today's date.

This shall apply MUTATIS MUTANDIS to profits which have been previously earned and not distributed among the shareholders.




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                                 III. Assignment


The Seller
                                     assigns
the sold share in the described limited liability corporation to
the Purchaser.
The Purchaser accepts said assignment; the contracting parties are in agreement concerning the agreed upon assignment.



                                   IV. Consent


According to the articles of incorporation, the consent of the corporation is necessary for the share assignment agreed upon in this document; such consent has already been given, as is hereby confirmed.



                              V. General provisions


1.       Copies of this document shall be furnished as follows:
         Each contracting party shall receive a certified copy;
         the corporation shall receive two certified copies.
         The tax office at the company's domicile shall receive a simple copy. The competent register court shall receive a certified copy as notification in accordance with ss. 40 par. 1 sentence 2 GmbHG [Limited Liability Corporation Act].

2.       The Purchaser shall bear the costs of this recording.

3. According to the information provided, the corporation has no real property.




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         It is intended that approvals and other declarations of any kind shall, upon receipt by the officiating notary, be deemed to be communicated to the contracting parties and thus legally valid.



                                   VI. Notices


The contracting parties have discussed the legal effects of the contract that are contained in this document with the notary; in particular, the following have been pointed out to them:

1. the liability provisions ofss.ss.16 III, 24 et seq. of the Limited Liability Corporation Act;

2. the prerequisites to the validity of this contract in relation to the corporation. The contracting parties shall personally report the assignment to the corporation and provide proof of the transfer;

3. the fact that all agreements concluded between the contracting parties shall become legally valid upon the recording of the assignment. They unanimously declare in this regard that no additional agreements exist between them;

4. risks which may arise for all of the participating parties if a contracting party is represented without a power of attorney;

5.       the parties' joint and several liability for costs;

6. the general managers must - independently of the notice to that effect by the notary - promptly submit to the register court a list of shareholders which represents the changes under the foregoing assignment.




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         Otherwise compensatory damage claims by creditors may arise.



                                  VII. Warranty


The Seller only assumes a warranty of the fact that he is entitled to the share which has been sold, that the share is not encumbered by rights of third parties and that all capital contributions have been paid in, as stated in sec. I of this document. The Seller assumes no further warranty, in particular, with respect to the assets or earning capacity of the GmbH [limited liability corporation].

Concerning the liability exclusions agreed upon above, the notary points out that they can only be valid to the extent that they are permissible under the law.



                               VIII. Legal ground


The following is agreed upon as the legal ground:



1.       The purchase price is Euro 387,303.60.
         - three hundred eighty-seven thousand three hundred three Euros and 60/100 -.
         This sum, which corresponds to the converted amount of DM 757,500.00, shall be offset against the Purchaser's claim against the Seller in the same amount. This assumed obligation consists of the fact that the Purchaser assumes the obligations on which the land charge recorded on the Seller's private house is based and for which Mr. Skrobanek has already assumed personal joint liability; reference is made to no. 2 in this regard.




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2.       The Purchaser thus assumes the satisfaction of all of the Seller's loan obligations (principal repayment, along with interest and ancillary payments, etc.) to DSL Bank Bonn which the Seller entered into with that creditor with the participation of Mr. Skrobanek for the purpose of securing obligations of the Seller, specifically, in the amount stated in no. 1. Said loan shall be completely repaid within six weeks of today. The Purchaser shall assume possible prepayment charge in this regard.

         The land charge recorded on the Seller's aforementioned property to secure the aforementioned loan shall be deleted at the Purchaser's expense promptly after repayment of the loan. The deletion application shall be made separately.

3. The Purchaser shall also pay the Seller a cash sum in the amount of US$ 130,000.00 - one hundred and thirty thousand U.S. dollars -. Said sum shall be due within 7 days of today and shall not accrue interest up to that point in time. The sum shall be transferred to the following account of the Seller: Hypovereinsbank Passau, account number:
         335403533 (bank routing no.: 740 200 74).

4. With respect to the aforementioned payment obligations, the Purchaser subjects himself to immediate judicial enforcement against the entirety of his assets arising from this document. An enforceable copy of this document may be issued at any time without documentation.

         A shifting of the burden of proof is not associated herewith. Subjection to judicial enforcement with respect to other claims is not agreed upon.




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5.       The problem of prepayments agreed upon above was discussed in detail.
         The parties insisted upon recording in the existing form.

         They declare in this regard that the substantial passages of this contract were already worked out in this form at their request by a law firm established in Berlin. They insisted upon recording in the existing form.



                          IX. Miscellaneous agreements


1. The Purchaser assumes all costs and fees which are incurred as a result of the pre-recordings (conversion to Euro, etc.), namely, both for the notary and court. Reference was made to joint and several liability for costs.

2. The Purchaser shall be obligated to promptly remove the Seller as general manager and de-register him in the Commercial Register. However, it is intended that this not take place at today's meeting, but rather in connection with the appointment of a new general manager, which is to be undertaken in the near future. The problem was discussed.

3. Speaking with reference to the warranty provision in section VIII. of this document, the Purchaser states that he is aware of the asset situation of the corporation in question and that he has already had the opportunity to examine the company thoroughly and get a picture of the company's condition.


[signature]         [stamp]                                    [stamp]

                    Read aloud to the parties, approved        [illegible]
                    by them and personally signed in           NOTARY IN PASSAU
                    the presence of the notary.

                    [signature]